SECURITIES PURCHASE AGREEMENT
B E T W E E N:
BROOKFIELD ASSET MANAGEMENT INC., a corporation incorporated under the laws of the Province of Ontario
(the “Vendor”)
- and -
BIP BERMUDA HOLDINGS III LIMITED, a corporation incorporated under the laws of Bermuda
(the “Purchaser”)
RECITALS:
A.	The Vendor is the beneficial and registered owner of 129,210,102 common shares (the “Shares”) of ETC Holdings Ltd., a corporation incorporated under the laws of Bermuda;
B.	The Vendor is the holder of a promissory note (the “Note”, and together with the Shares the “Securities”) issued by Trilon International Inc. in the principal amount of $103,000,000; and
C.	In connection with the establishment of Brookfield Infrastructure Partners L.P. (“BIP”), a publicly-traded global infrastructure partnership, and the special dividend of units of BIP to holders of its Class A limited voting shares and Class B limited voting shares (the “Spin-off”), the Vendor wishes to sell and the Purchaser wishes to purchase the Securities.
          NOW THEREFORE in consideration of the mutual covenants and agreements contained in this agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
1. Purchase and Sale
          The Vendor agrees to sell and the Purchaser agrees to purchase all of the Vendor’s right, title and interest in and to the Securities on the terms and conditions contained herein on the date of this Agreement (the “Closing Date”).

2. Purchase Price
          The purchase price shall be the aggregate fair market value of the Securities. which is US$228,485,093 as agreed by the parties. The purchase price shall be satisfied by the issuance by the Purchaser to the Vendor of 228,485,093 common shares in the capital stock of the Purchaser (the “Consideration”).
3. Representations and Warranties of the Vendor
          The Vendor represents and warrants to the Purchaser that:
3.1 the Vendor is duly incorporated and validly existing under the laws of the Province of Ontario;
3.2 the Vendor has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement;
3.3 the execution, delivery and performance of this Agreement and all agreements executed in connection therewith have been duly authorized by all necessary corporate action on the part of the Vendor;
3.4 this Agreement and all agreements executed in connection therewith are valid and binding obligations of the Vendor, enforceable in accordance with their terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies; and
3.5 on the Closing Date, the Vendor will have good and marketable title to the Securities and the full legal right, power and authority to sell and transfer the Securities to the Purchaser free and clear of all liens, charges, encumbrances and adverse claims.
4. Representations and Warranties of the Purchaser
          The Purchaser represents and warrants to the Vendor that:
4.1 the Purchaser is duly incorporated and validly existing under the laws of Bermuda;

4.2 the Purchaser has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement;
4.3 the execution, delivery and performance of this Agreement and all agreements executed in connection therewith have been duly authorized by all necessary corporate action on the part of the Purchaser;
4.4 this Agreement and all agreements executed in connection therewith are valid and binding obligations of the Purchaser, enforceable in accordance with their terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies; and
4.5 the Purchaser has taken all corporate action to validly issue the Consideration and, the Purchaser having received the Securities as consideration for the issue thereof, the Consideration has been validly issued and is outstanding as fully paid and non-assessable             shares.
5. Survival
          The representations and warranties of the Vendor and the Purchaser will survive for a period of 18 months from the closing of the Spin-off.
6. Indemnity
          The Vendor shall indemnify and save the Purchaser harmless for and from any loss, damages or deficiencies suffered by the Purchaser as a result of any breach of any representation or warranty on the part of the Vendor contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement, including all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.
          The Purchaser shall indemnify and save the Vendor harmless for and from any loss, damages or deficiencies suffered by the Vendor as a result of any breach of any representation or warranty on the part of the Purchaser contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement, including all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

7. Limitation of Liability
          The aggregate maximum liability of the Vendor under its representations, warranties and indemnities under this Agreement will be limited, without duplication, to the amount of the Consideration.
8. Conditions to Closing
          The completion of the closing of the transactions contemplated herein will be subject to the satisfaction or waiver by the parties of the following conditions:
8.1 all consents and approvals having been obtained with respect to the transactions contemplated hereby; and
8.2 all documentation having been entered into in respect of the transactions contemplated hereby.
9. Closing Procedure
          On the Closing Date, the Vendor shall execute and deliver to the Purchaser all such documents, certificates and instruments and do all such other acts and things as the Purchaser may consider necessary or desirable, acting reasonably, to effectively transfer and assign the Securities to the Purchaser and to deliver possession thereof to the Purchaser and the Purchaser shall issue the Consideration to the Vendor.
10. Further Assurances
          Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.
11. Successors and Assigns
          No party may assign its right or benefits under this Agreement without the prior written consent of the other party hereto. The provisions of this Agreement shall enure to the benefit of and be binding on the parties to this Agreement and their respective successors and permitted assigns.
12. Governing Law
          This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
13. Counterparts
          This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.
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          IN WITNESS WHEREOF the parties hereto have executed this agreement.
          DATED: November 16, 2007.

BROOKFIELD ASSET MANAGEMENT INC.

By:

	Name:	Jeffrey Blidner
	Title:	Managing Partner

BIP BERMUDA HOLDINGS III LIMITED

By:

	Name:	George Gleadall
	Title:	Director